Exhibit 99.3

Unaudited Pro Forma Balance Sheet As of December 31, 2012
Cash and cash equivalents	$1,400,303
Total assets	8,693,594
Total liabilities	3,649,170
Shareholders' equity	$5,044,424

Unaudited Pro Forma Statement of Operations Year Ended December 31, 2012
Revenue	$717,364
Operating Loss	-6,635,481
Net Loss	$-7,142,096

Unaudited Pro Forma Statement of Operations Three Months Ended March 31, 2013
Revenue	$245,217
Operating Loss	-1,045,640
Net Loss	$-1,312,001